Exhibit 99.1

TRANSOCEAN LTD.

STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2022, 2021 and 2020

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Ernst & Young AG Maagplatz 1 P.O. Box 8005 Zurich	Phone: +41 58 286 31 11 Fax: +41 58 286 30 04 www.ey.com/ch

To the General Meeting of	Zurich, February 22, 2023
Transocean Ltd., Steinhausen

Report of the statutory auditor on the consolidated financial statements

Opinion

We have audited the accompanying consolidated financial statements of Transocean Ltd. and its subsidiaries (the Group), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles (US GAAP) and comply with Swiss law.

Basis for opinion

We conducted our audit in accordance with Swiss law, Swiss Standards on Auditing (SA-CH) and the standards of the Public Company Accounting Oversight Board (United States) (PCAOB standards). Our responsibility is to express an opinion on these consolidated financial statements based on our audit and our responsibilities under those provisions and standards are further described in the “Auditor's responsibilities for the audit of the consolidated financial statements” section of our report. We are a public accounting firm and are independent of the Group in accordance with the provisions of Swiss law U.S. federal securities law, together with the requirements of the Swiss audit profession, the U.S. Securities and Exchange Commission and the PCAOB and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Critical audit matters

The critical audit matters communicated below are the matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the Audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Income Taxes
Description of the Matter

As discussed in Notes 2 and 10 to the consolidated financial statements, the Company operates in multiple jurisdictions through a complex operating structure and is subject to applicable tax laws, treaties or regulations in each jurisdiction where it operates. The Company’s provision for income taxes is based on the tax laws and rates applicable in each jurisdiction. The Company recognizes tax benefits they believe are more likely than not to be sustained upon examination by the taxing authorities based on the technical merits of the position.

Auditing management’s provision for income taxes and related deferred taxes was complex because of the Company’s multi-national operating structure.  In addition, a higher degree of auditor judgment was required to evaluate the Company’s deferred tax provision as a result of the Company’s interpretation of tax law in certain jurisdictions across its multiple subsidiaries.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s income tax provision process, including controls over management’s review of the identification and valuation of deferred income taxes and changes in tax laws and regulations that may impact the Company’s deferred income tax provision.

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Our audit procedures also included, among others, (i) obtaining an understanding of the Company’s overall tax structure, evaluating changes in the Company’s tax structure that occurred during the year as well as changes in tax law, and assessing the interpretation of those changes under the relevant jurisdiction’s tax law; (ii) utilizing tax resources with appropriate knowledge of local jurisdictional laws and regulations; (iii) evaluating the completeness and accuracy of deferred income taxes, and (iv) assessing the reasonableness of the Company’s valuation allowance on deferred tax assets, including projections of taxable income from the future reversal of existing taxable temporary differences.

Other information

The Board of Directors is responsible for the other information. The other information comprises the information included in the annual report, but does not include the consolidated financial statements, the stand-alone financial statements, the remuneration report and our auditor’s reports thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Board of Directors’ responsibilities for the consolidated financial statements

The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with US GAAP and the provisions of Swiss law, and for such internal control as the Board of Directors determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Board of Directors is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern, and using the going concern basis of accounting unless the Board of Directors either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so

Auditor's responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Swiss law, SA-CH and PCAOB standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Swiss law, SA-CH and PCAOB standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

„
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
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Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.
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Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made.
„
Conclude on the appropriateness of the Board of Directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up

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to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.
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Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
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Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with the Board of Directors and the Audit Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Board of Directors and the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters arising from the audit of the consolidated financial statements that were communicated or required to be communicated to the Board of Directors and the Audit Committee, we determine those matters that related to accounts or disclosures that are material to the consolidated financial statements and involved especially challenging, subjective, or complex auditor judgment in the current period and are therefore critical audit matters.

Report on other legal requirements

In accordance with Art. 728a para. 1 item 3 CO and PS-CH 890, we confirm that an internal control system exists, which has been designed for the preparation of the consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

We have served as the Group’s auditor since 2008.

Ernst & Young Ltd

/s/ Reto Hofer	/s/ Ralph Petermann
Licensed audit expert	Certified public accountant
(Auditor in charge)

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Years ended December 31,
	2022	2021	2020

Contract drilling revenues	$2,575	$2,556	$3,152

Costs and expenses
Operating and maintenance	1,679	1,697	2,000
Depreciation and amortization	735	742	781
General and administrative	182	167	183
	2,596	2,606	2,964
Loss on impairment	—	—	(597)
Loss on disposal of assets, net	(10)	(62)	(84)
Operating loss	(31)	(112)	(493)

Other income (expense), net
Interest income	27	15	21
Interest expense, net of amounts capitalized	(561)	(447)	(575)
Gain on restructuring and retirement of debt	8	51	533
Other, net	(5)	23	(27)
	(531)	(358)	(48)
Loss before income tax expense	(562)	(470)	(541)
Income tax expense	59	121	27

Net loss	(621)	(591)	(568)
Net income (loss) attributable to noncontrolling interest	—	1	(1)
Net loss attributable to controlling interest	$(621)	$(592)	$(567)

Loss per share, basic and diluted	$(0.89)	$(0.93)	$(0.92)
Weighted-average shares, basic and diluted	699	637	615

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Years ended December 31,
	2022	2021	2020

Net loss	$(621)	$(591)	$(568)
Net income (loss) attributable to noncontrolling interest	—	1	(1)
Net loss attributable to controlling interest	(621)	(592)	(567)

Components of net periodic benefit (income) costs before reclassifications	(109)	175	38
Components of net periodic benefit costs reclassified to net loss	3	10	25

Other comprehensive income (loss) before income taxes	(106)	185	63
Income taxes related to other comprehensive income (loss)	5	(6)	(2)
Other comprehensive income (loss)	(101)	179	61
Other comprehensive income attributable to noncontrolling interest	—	—	—
Other comprehensive income (loss) attributable to controlling interest	(101)	179	61

Total comprehensive loss	(722)	(412)	(507)
Total comprehensive income (loss) attributable to noncontrolling interest	—	1	(1)
Total comprehensive loss attributable to controlling interest	$(722)	$(413)	$(506)

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31,
	2022	2021

Assets
Cash and cash equivalents	$683	$976
Accounts receivable, net	485	492
Materials and supplies, net	388	392
Restricted cash and cash equivalents	308	436
Other current assets	144	148
Total current assets	2,008	2,444

Property and equipment	24,217	23,152
Less accumulated depreciation	(6,748)	(6,054)
Property and equipment, net	17,469	17,098
Contract intangible assets	56	173
Deferred tax assets, net	13	7
Other assets	890	959
Total assets	$20,436	$20,681

Liabilities and equity
Accounts payable	$281	$228
Accrued income taxes	19	17
Debt due within one year	719	513
Other current liabilities	539	545
Total current liabilities	1,558	1,303

Long-term debt	6,628	6,657
Deferred tax liabilities, net	493	447
Other long-term liabilities	965	1,068
Total long-term liabilities	8,086	8,172

Commitments and contingencies

Shares, CHF 0.10 par value, 905,093,509 authorized, 142,362,675 conditionally authorized, 797,244,753 issued and 721,888,427 outstanding at December 31, 2022, and 891,379,306 authorized, 142,363,356 conditionally
authorized, 728,176,456 issued and 655,505,335 outstanding at December 31, 2021	71	64
Additional paid-in capital	13,984	13,683
Accumulated deficit	(3,079)	(2,458)
Accumulated other comprehensive loss	(185)	(84)
Total controlling interest shareholders’ equity	10,791	11,205
Noncontrolling interest	1	1
Total equity	10,792	11,206
Total liabilities and equity	$20,436	$20,681

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(in millions)

	Years ended December 31,			Years ended December 31,
	2022	2021	2020	2022	2021	2020
Shares
Balance, beginning of period	655	615	612	$64	$60	$59
Issuance of shares	67	40	3	7	4	1
Balance, end of period	722	655	615	$71	$64	$60

Additional paid-in capital
Balance, beginning of period				$13,683	$13,501	$13,424
Share-based compensation				29	28	31
Issuance of shares				256	154	(1)
Issuance of warrants				16	—	—
Equity component of convertible debt instruments				—	—	46
Other, net				—	—	1
Balance, end of period				$13,984	$13,683	$13,501

Accumulated deficit
Balance, beginning of period				$(2,458)	$(1,866)	$(1,297)
Net loss attributable to controlling interest				(621)	(592)	(567)
Effect of adopting accounting standards update				—	—	(2)
Balance, end of period				$(3,079)	$(2,458)	$(1,866)

Accumulated other comprehensive loss
Balance, beginning of period				$(84)	$(263)	$(324)
Other comprehensive income (loss) attributable to controlling interest				(101)	179	61
Balance, end of period				$(185)	$(84)	$(263)

Total controlling interest shareholders’ equity
Balance, beginning of period				$11,205	$11,432	$11,862
Total comprehensive loss attributable to controlling interest				(722)	(413)	(506)
Share-based compensation				29	28	31
Issuance of shares				263	158	—
Issuance of warrants				16	—	—
Equity component of convertible debt instruments				—	—	46
Other, net				—	—	(1)
Balance, end of period				$10,791	$11,205	$11,432

Noncontrolling interest
Balance, beginning of period				$1	$3	$5
Total comprehensive income (loss) attributable to noncontrolling interest				—	1	(1)
Acquisition of noncontrolling interest				—	(3)	—
Other, net				—	—	(1)
Balance, end of period				$1	$1	$3

Total equity
Balance, beginning of period				$11,206	$11,435	$11,867
Total comprehensive loss				(722)	(412)	(507)
Share-based compensation				29	28	31
Issuance of shares				263	158	—
Issuance of warrants				16	—	—
Acquisition of noncontrolling interest				—	(3)	—
Equity component of convertible debt instruments				—	—	46
Other, net				—	—	(2)
Balance, end of period				$10,792	$11,206	$11,435

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years ended December 31,
	2022	2021	2020

Cash flows from operating activities
Net loss	$(621)	$(591)	$(568)
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	117	220	215
Depreciation and amortization	735	742	781
Share-based compensation expense	29	28	31
Loss on impairment	—	—	597
Loss on impairment of investment in unconsolidated affiliates	—	37	62
Loss on disposal of assets, net	10	62	84
Fair value adjustment to bifurcated compound exchange feature	157	—	—
Gain on restructuring and retirement of debt	(8)	(51)	(533)
Deferred income tax expense	46	128	60
Other, net	77	77	83
Changes in deferred revenues, net	(20)	(108)	(73)
Changes in deferred costs, net	1	(6)	12
Changes in other operating assets and liabilities, net	(75)	37	(353)
Net cash provided by operating activities	448	575	398

Cash flows from investing activities
Capital expenditures	(717)	(208)	(265)
Investments in equity of unconsolidated affiliates	(42)	(1)	(19)
Investments in loans to unconsolidated affiliates	(5)	(33)	(2)
Proceeds from disposal of assets, net	7	9	24
Proceeds from maturities of unrestricted and restricted investments	—	—	5
Net cash used in investing activities	(757)	(233)	(257)

Cash flows from financing activities
Repayments of debt	(554)	(606)	(1,637)
Proceeds from issuance of shares, net of issue costs	263	158	—
Proceeds from issuance of debt, net of issue costs	175	—	743
Proceeds from issuance of warrants, net of issue costs	12	—	—
Other, net	(8)	(42)	(36)
Net cash used in financing activities	(112)	(490)	(930)

Net decrease in unrestricted and restricted cash and cash equivalents	(421)	(148)	(789)
Unrestricted and restricted cash and cash equivalents, beginning of period	1,412	1,560	2,349
Unrestricted and restricted cash and cash equivalents, end of period	$991	$1,412	$1,560

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 1—Business

Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  As of December 31, 2022, we owned or had partial ownership interests in and operated a fleet of 38 mobile offshore drilling units, consisting of 28 ultra-deepwater floaters and 10 harsh environment floaters.  As of December 31, 2022, we were constructing one ultra-deepwater drillship and held a noncontrolling ownership interest in a company that is constructing one ultra-deepwater drillship.

We provide, as our primary business, contract drilling services in a single operating segment, which involves contracting our mobile offshore drilling rigs, related equipment and work crews to drill oil and gas wells.  We specialize in technically demanding regions of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services.  Our drilling fleet is one of the most versatile fleets in the world, consisting of drillships and semisubmersible floaters used in support of offshore drilling activities and offshore support services on a worldwide basis.

We perform contract drilling services by deploying our high-specification fleet in a single, global market that is geographically dispersed in oil and gas exploration and development areas throughout the world.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the United States (“U.S.”), we must make judgments by applying estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our income taxes, property and equipment, equity investments, contingencies, allowance for excess materials and supplies, intangibles, postemployment benefit plans and share-based compensation.  We base our estimates and assumptions on historical experience and other factors that we believe are reasonable.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  Our valuation techniques require inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When a valuation requires multiple input levels, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an equity investment in an unconsolidated entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We measure other equity investments at fair value if the investment has a fair value that is readily determinable; otherwise, we measure the investment at cost, less any impairment.  We separately present within equity on our consolidated balance sheets the ownership interests attributable to parties with noncontrolling interests in our consolidated subsidiaries, and we separately present net income attributable to such parties on our consolidated statements of operations.  See Note 3—Unconsolidated Affiliates and Note 13—Equity.

Revenues and related pre-operating costs—We recognize revenues earned under our drilling contracts based on variable dayrates, which range from a full operating dayrate to lower rates or zero rates for periods when drilling operations are interrupted or restricted, based on the specific activities we perform during the contract on an hourly, or more frequent, basis.  Such dayrate consideration is attributed to the distinct time period to which it relates within the contract term, and therefore, is recognized as we perform the services.  When the operating dayrate declines over the contract term, we recognize revenues on a straight-line basis over the estimated contract period.  We recognize reimbursement revenues and the corresponding costs as we provide the customer-requested goods and services, when such reimbursable costs are incurred while performing drilling operations.  Prior to performing drilling operations, we may receive pre-operating revenues, on either a fixed lump-sum or variable dayrate basis, for mobilization, contract preparation, customer-requested goods and services or capital upgrades, for which we record a contract liability and recognize as revenues on a straight-line basis over the estimated contract period.  We recognize losses for loss contracts as such losses are incurred.  We recognize revenues for demobilization over the contract period unless otherwise constrained.  We recognize revenues from contract terminations as we fulfill our obligations and all contingencies have been resolved.  We apply the optional exemption that permits us to exclude disclosure of the estimated transaction price related to the variable portion of unsatisfied performance obligations at the end of the reporting period, as our transaction price is

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

typically based on a single performance obligation consisting of a series of distinct hourly, or more frequent, periods, the variability of which will be resolved at the time of the future services.

To obtain contracts with our customers, we incur pre-operating costs to prepare a rig for contract and mobilize a rig to the drilling location.  We defer such pre-operating contract preparation and mobilization costs for recognition in operating and maintenance costs over the estimated contract period on a straight-line basis, consistent with the general pace of activity.  See Note 4—Revenues.

Contract intangible assets—We recognize contract intangible assets related to acquired executory contracts, such as drilling contracts.  The drilling contract intangible assets represent the amount by which the fixed dayrates of the acquired contracts were above the market dayrates that were available or expected to be available during the term of the contract for similar contracts, measured as of the acquisition date.  We amortize the carrying amount of the drilling contract intangible assets using the straight-line method as a reduction of contract drilling revenues over the expected remaining contract period.  See Note 5—Contract Intangible Assets.

Share-based compensation—To measure the fair values of granted or modified service-based restricted share units, we use the market price of our shares on the grant date or modification date.  To measure the fair values of granted or modified stock options, we use the Black-Scholes-Merton option-pricing model and apply assumptions for the expected life, risk-free interest rate, expected volatility and dividend yield.  To measure the fair values of granted or modified performance-based restricted share units subject to market factors, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black-Scholes-Merton option-pricing model, we use a risk neutral approach and an average price at the performance start date.  To measure the fair values of granted or modified performance-based restricted share units that are subject to performance targets, we use the market price of our shares on the grant date or modification date adjusted for the projected performance rate expected to be achieved at the end of the measurement period.  We recognize share-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees or non-employee directors.  We recognize such compensation expense on a straight-line basis over the service period through the date the employee or non-employee director is no longer required to provide service to earn the award.  See Note 14—Share-Based Compensation.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects and only capitalize interest costs during periods in which progress for the construction projects continues to be underway.  In the years ended December 31, 2022, 2021 and 2020, we capitalized interest costs of $73 million, $50 million and $47 million, respectively, for our construction work in progress.

Functional currency—We consider the U.S. dollar to be the functional currency for all of our operations since the majority of our revenues and expenditures are denominated in U.S. dollars, which limits our exposure to currency exchange rate fluctuations.  We recognize currency exchange rate gains and losses in other, net.  In the years ended December 31, 2022, 2021 and 2020, we recognized a net loss of $8 million, $1 million and $8 million, respectively, related to currency exchange rates.

Income taxes—We provide for income taxes based on expected taxable income, statutory rates, tax laws and tax planning opportunities available to us in the jurisdictions in which we operate or have a taxable presence.  We recognize the effect of changes in tax laws as of the date of enactment.  We recognize potential global intangible low-taxed income inclusions as a period cost.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and we recognize the provisions and benefits resulting from changes to those liabilities in our income tax expense or benefit along with related interest and penalties.  Income tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These tax exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.

We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the deferred tax assets and liabilities are expected to be recovered or paid.  In evaluating our ability to realize deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  For example, we may record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain jurisdictions for which the benefit of the losses will not be realized or for foreign tax credit carryforwards that may expire prior to their utilization.  See Note 10—Income Taxes.

Cash and cash equivalents—We consider cash equivalents to include highly liquid debt instruments with original maturities of three months or less, such as time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no-load, open-ended, management investment trusts.  Such management trusts invest exclusively in high-quality money market instruments.

Restricted cash and cash equivalents—We maintain restricted cash and cash equivalents that are either pledged for debt service under certain bond indentures, as required under certain bank credit arrangements, or held in accounts that are subject to restrictions due to legislation, regulation or court order.  We classify such restricted cash and cash equivalents in current assets if the restriction is

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

expected to expire or otherwise be resolved within one year or if such funds are considered to offset liabilities that are properly classified as current liabilities. See Note 8—Debt and Note 12—Commitments and Contingencies.

Materials and supplies—We record materials and supplies at their average cost less an allowance for excess items.  We estimate the allowance for excess items based on historical experience and expectations for future use of the materials and supplies.  During the year ended December 31, 2021, we identified certain materials and supplies that were in excess of our expected future usage based on our current market outlook, and as a result of these items, we increased our allowance by $28 million ($0.04 per diluted share, net of tax).  At December 31, 2022 and 2021, our allowance for excess items was $199 million and $183 million, respectively.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  At December 31, 2022 and 2021, we had no assets classified as held for sale.

Property and equipment—We apply judgment to account for our property and equipment, consisting primarily of offshore drilling rigs and related equipment, related to estimates and assumptions for cost capitalization, useful lives and salvage values.  We base our estimates and assumptions on historical experience and expectations regarding future industry conditions and operations.  At December 31, 2022, the aggregate carrying amount of our property and equipment represented approximately 85 percent of our total assets.

We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred.  For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.  We compute depreciation using the straight-line method after allowing for salvage values.

The estimated original useful life of our drilling units is 35 years, our buildings and improvements range from three to 30 years and our machinery and equipment range from four to 20 years.  We reevaluate the remaining useful lives and salvage values of our rigs when certain events occur that directly impact the useful lives and salvage values of the rigs, including changes in operating condition, functional capability and market and economic factors.  When evaluating the remaining useful lives of rigs, we also consider major capital upgrades required to perform certain contracts and the long-term impact of those upgrades on future marketability.

Long-lived asset impairment—We review the carrying amounts of long-lived assets, including property and equipment and right-of-use assets, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.  For assets classified as held and used, we determine recoverability by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review.  We consider our asset groups to be ultra-deepwater floaters and harsh environment floaters.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its estimated fair value.  We measure the fair values of our asset groups by applying a variety of valuation methods, incorporating a combination of income, market and cost approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.  See Note 6—Long-Lived Assets.

Equity investments and impairment—We review our equity-method investments, and other equity investments for which a readily determinable fair value is not available, for potential impairment when events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable in the near term.  If we determine that an impairment that is other than temporary exists, we recognize an impairment loss, measured as the amount by which the carrying amount of the investment exceeds its estimated fair value.  To estimate the fair value of the investment, we apply valuation methods that rely primarily on the income and market approaches.  In the years ended December 31, 2021 and 2020, we recognized a loss of $37 million and $62 million, respectively, associated with the other-than-temporary impairment of the carrying amount of our equity investments.  We amortize the basis difference caused by such impairments using the straight-line method over the estimated life of the asset.  See Note 3—Unconsolidated Affiliates.

Pension and other postemployment benefit plans—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining plan benefit obligations and the fair values of plan assets.  We determine our net periodic benefit costs based on a market-related value of assets that reduces year-to-year volatility by including investment gains or losses subject to amortization over a five-year period from the year in which they occur.  We calculate investment gains or losses for this purpose as the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

We measure the actuarially determined obligations and related costs for our defined benefit pension and other postemployment benefit plans, retiree life insurance and medical benefits, by applying assumptions, the most significant of which include long-term rate of return on plan assets, discount rates and mortality rates.  For the long-term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long-term investment returns, and we weight the assumptions based on each plan’s asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa-rated corporate bonds and the expected timing of future benefit payments.  At December 31, 2022 and 2021, the funded status of our pension and other postemployment benefit plans represented an aggregate liability of $174 million and $132 million, respectively, and an aggregate asset of $44 million and $102 million, respectively.  See Note 9—Postemployment Benefit Plans.

Contingencies—We assess our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for such legal costs only if we expect such legal costs to be recovered through insurance.

Note 3—Unconsolidated Affiliates

Equity investments

Overview—We hold noncontrolling equity investments in various unconsolidated companies, including (a) our 33 percent ownership interest in Orion Holdings (Cayman) Limited (together with its subsidiary, “Orion”), a Cayman Islands company that owns the harsh environment floater Transocean Norge, (b) our 20 percent ownership interest in Liquila Ventures Ltd. (together with its subsidiaries, “Liquila”), a Bermuda company formed to construct, own and operate the newbuild ultra-deepwater drillship Deepwater Aquila, (c) our 20 percent ownership interest in Nauticus Robotics, Inc., a publicly traded company that develops highly sophisticated, ultra-sustainable marine robots and intelligent software to power them, (d) our interests in Ocean Minerals LLC, the parent company of Moana Minerals Ltd., a Cook Islands subsea resource development company that intends to explore and extract polymetallic nodules, and (e) our interests in certain other companies that are involved in researching and developing technology to improve efficiency, reliability, sustainability and safety for drilling and other activities.  In the years ended December 31, 2022, 2021 and 2020, we recognized a net loss of $24 million, $10 million and $10 million, respectively, recorded in other income and expense, associated with equity in losses of our equity investments.  At December 31, 2022 and 2021, the aggregate carrying amount of our equity investments was $113 million and $91 million, respectively, recorded in other assets.

In November 2022, we and Perestroika AS (“Perestroika”), an entity affiliated with one of our directors that beneficially owns approximately 11 percent of our shares, each made a cash contribution of $15 million and $10 million, respectively, to Liquila.  The investments represented proportionate contributions, together with a contribution from the holder of the remaining 67 percent ownership interest, that were used to make the initial payment to the shipyard to acquire a newbuild drillship for a purchase price of approximately $200 million.  We concluded that Liquila is a variable interest entity because its equity at risk was insufficient to permit it to carry on its activities without additional subordinated financial support, and we further concluded that we are not the primary beneficiary since the power to direct the activities that most significantly impact its economic performance are jointly controlled.  The holder of the remaining 67 percent ownership interest in Liquila may, at any time through November 10, 2023, elect to require us to repurchase up to 80 percent of such holder’s initial investment at the value that the holder initially paid therefor.  We may, at our election, settle any such repurchase by delivering cash, Transocean Ltd. shares or a combination of cash and shares, where any shares delivered would be valued using the then-current market price of shares.  At December 31, 2022, the carrying amount of our investment in Liquila was $15 million, recorded in other assets.

Impairments—Our equity-method investment in Orion is the most significant of our equity investments.  In the years ended December 31, 2021 and 2020, we recognized a loss of $37 million and $59 million, respectively, which had no tax effect, recorded in other, net, associated with the impairment of our equity investment in Orion upon determination that the carrying amount exceeded the estimated fair value and that the impairment was other than temporary.  We estimated the fair value of our investment by applying the income method using significant unobservable inputs, representative of Level 3 fair value measurements, including an assumed discount rate of 12 percent and assumptions about the future performance of the investment, such as future demand and supply for harsh environment floaters, rig utilization, revenue efficiency and dayrates.  At December 31, 2022 and 2021, the aggregate carrying amount of our equity investment in Orion was $54 million and $57 million, respectively.

Related party transactions—We engage in certain related party transactions with our unconsolidated affiliates, the most significant of which are under agreements with Orion.  We operate, stack and maintain Transocean Norge under a management services agreement, and we market Transocean Norge under a marketing services agreement.  During operations, we lease Transocean Norge under a short-term bareboat charter agreement, the next of which is expected to begin in May 2023 and expire in January 2024.  In addition to our ownership interest in Liquila, we maintain the exclusive right to market, and once it is placed into service, manage the operations of the rig

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

under a master services agreement.  Additionally, we procure and provide services and equipment from and to other unconsolidated affiliates for technological innovation and subsea minerals exploration.

In the years ended December 31, 2022, 2021 and 2020, we received an aggregate cash payment of $40 million, $16 million and $46 million, respectively, primarily for services performed under the management services agreement with Orion.  In the years ended December 31, 2022, 2021 and 2020, we recognized rent expense of $11 million, $12 million and $22 million, respectively, recorded in operating and maintenance costs, and made an aggregate cash payment of $10 million, $15 million and $22 million, respectively, to charter the rig and rent other equipment from Orion.  In the years ended December 31, 2022, 2021 and 2020, we made an aggregate cash payment of $7 million, $6 million and $15 million, respectively, to other unconsolidated affiliates for research and development and for equipment to reduce emissions and improve reliability.

In June 2021, Orion refinanced its shipyard loans under a financing arrangement for $100 million, , and we made a cash investment of $33 million in the loan facility.  The financing arrangement, which expires in June 2024, requires interest to be paid on outstanding borrowings at the London Interbank Offered Rate plus a margin of 6.50 percent per annum.  Borrowings under the financing arrangement are secured by Transocean Norge.  At December 31, 2022 and 2021, the aggregate principal amount due to us under the various financing arrangements with our unconsolidated affiliates was $41 million and $36 million, respectively, recorded in other assets.

Subsequent event

In February 2023, we agreed to make an investment for a noncontrolling ownership interest in Global Sea Mineral Resources, a Belgian company and leading developer of nodule collection technology, which is engaged in the development and exploration of deep-sea polymetallic nodules that contain metals critical to the growing renewable energy market.  In addition to a cash investment of $10 million, we agreed to contribute the ultra-deepwater drillship Ocean Rig Olympia, and we expect to contribute engineering services in the future.  In the three months ending March 31, 2023, we expect to recognize a material loss associated with the contribution of the rig and related assets.

Note 4—Revenues

Overview—We earn revenues primarily by performing the following activities: (i) providing our drilling rig, work crews, related equipment and services necessary to operate the rig (ii) delivering the drilling rig by mobilizing to and demobilizing from the drill location, and (iii) performing certain pre-operating activities, including rig preparation activities or equipment modifications required for the contract.  These services represent a single performance obligation under most all of our drilling contracts with customers that is satisfied over time, the duration of which varies by contract.  At December 31, 2022, the drilling contract with the longest expected remaining duration, excluding unexercised options, extends through July 2029.

Disaggregation—Our contract drilling revenues, disaggregated by asset group and by country in which they were earned, were as follows (in millions):

	Year ended December 31, 2022			Year ended December 31, 2021			Year ended December 31, 2020
	Ultra-	Harsh		Ultra-	Harsh		Ultra-	Harsh
	deepwater	environment		deepwater	environment		deepwater	environment	Midwater
	floaters	floaters	Total	floaters	floaters	Total	floaters	floaters	floaters	Total
U.S.	$1,135	$—	$1,135	$1,096	$2	$1,098	$1,302	$—	$—	$1,302
Norway	—	835	835	—	790	790	—	876	—	876
Other countries (a)	573	32	605	624	44	668	792	170	12	974
Total contract drilling revenues	$1,708	$867	$2,575	$1,720	$836	$2,556	$2,094	$1,046	$12	$3,152

(a)	The aggregate contract drilling revenues earned in other countries that individually represented less than 10 percent of total contract drilling revenues.

Major customers—For the year ended December 31, 2022, Shell plc (together with its affiliates, “Shell”), Equinor ASA (together with its affiliates, “Equinor”) and Petróleo Brasileiro S.A. represented approximately 33 percent, 25 percent and 11 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2021, Shell and Equinor represented approximately 31 percent and 30 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2020, Shell, Equinor and Chevron Corporation represented approximately 28 percent, 27 percent and 14 percent, respectively, of our consolidated operating revenues.

Contract liabilities—Contract liabilities for our contracts with customers were as follows (in millions):

	December 31,
	2022	2021
Deferred contract revenues, recorded in other current liabilities	$124	$83
Deferred contract revenues, recorded in other long-term liabilities	204	265
Total contract liabilities	$328	$348

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Significant changes in contract liabilities were as follows (in millions):

	Years ended
	December 31,
	2022	2021
Total contract liabilities, beginning of period	$348	$456
Decrease due to recognition of revenues for goods and services	(119)	(149)
Increase due to goods and services transferred over time	99	41
Total contract liabilities, end of period	$328	$348

Performance obligations satisfied in prior periods—In June 2020, we entered into a settlement and mutual release agreement with a customer, which provided for the final settlement of disputes related to performance obligations satisfied in prior periods.  In connection with the settlement, among other things, our customer agreed to pay us $185 million in four equal installments through January 15, 2023.  In the year ended December 31, 2020, we recognized revenues of $177 million, representing the discounted value of the future payments, and recorded corresponding accounts receivable, net of imputed interest.  In each of the three years ended December 31, 2022, we received an aggregate cash payment of $46 million in scheduled installments under the arrangement.  At December 31, 2022, the aggregate carrying amount of the related receivable was $46 million, net of imputed interest, recorded in accounts receivable.  At December 31, 2021, the aggregate carrying amount of the related receivable was $90 million, net of imputed interest, including $46 million and $44 million, recorded in accounts receivable and other assets, respectively.

Pre-operating costs—In the years ended December 31, 2022, 2021 and 2020, we recognized pre-operating costs of $47 million, $48 million and $60 million, respectively, recorded in operating and maintenance costs.  At December 31, 2022 and 2021, the unrecognized pre-operating costs to obtain contracts was $26 million and $21 million, respectively, recorded in other assets.

Note 5—Contract Intangible Assets

The gross carrying amount and accumulated amortization of our drilling contract intangible assets were as follows (in millions):

	Year ended December 31, 2022			Year ended December 31, 2021
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	amortization	amount	amount	amortization	amount
Drilling contract intangible assets
Balance, beginning of period	$907	$(734)	$173	$907	$(514)	$393
Amortization	—	(117)	(117)	—	(220)	(220)
Balance, end of period	$907	$(851)	$56	$907	$(734)	$173

As of December 31, 2022, the estimated future amortization to be recognized over the expected remaining contract periods in the years ending December 31, 2023 and 2024 was $52 million and $4 million, respectively.

Note 6—Long-Lived Assets

Disaggregation—The aggregate carrying amount of our long-lived assets, including our property and equipment and our right-of-use assets, disaggregated by country in which they were located, was as follows (in millions):

	December 31,
	2022	2021
Long-lived assets
U.S.	$6,514	$5,779
Norway	3,255	3,379
Greece	3,022	3,162
Other countries (a)	5,171	5,293
Total long-lived assets	$17,962	$17,613

(a)	The aggregate carrying amount of long-lived assets located in other countries that individually represented less than 10 percent of total long-lived assets.

Because the majority of our assets are mobile, the geographic locations of such assets at the end of the periods are not necessarily indicative of the geographic distribution of the operating revenues generated by such assets during the periods presented.  Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.  Although we are organized under the laws of Switzerland, we have minimal assets located in Switzerland, and we do not conduct any operations or earn operating revenues in Switzerland.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Construction work in progress—The changes in our construction work in progress were as follows (in millions):

	Years ended December 31,

	2022	2021	2020
Construction work in progress, beginning of period	$1,017	$828	$753

Capital expenditures
Newbuild construction program	669	174	143
Other equipment and construction projects	48	34	122
Total capital expenditures	717	208	265
Non-cash capital additions financed under Shipyard Loans	382	—	—
Changes in accrued capital additions	3	13	(33)

Property and equipment placed into service
Newbuild construction program	(882)	—	—
Other equipment and construction projects	(42)	(32)	(157)
Construction work in progress, end of period	$1,195	$1,017	$828

Impairments of assets held and used—During the year ended December 31, 2020, we identified indicators that the carrying amounts of our asset groups may not be recoverable.  Such indicators included significant declines in commodity prices and the market value of our stock, a reduction of expected demand for our drilling services as our customers announced reductions of capital investments in response to commodity prices and a reduction of projected dayrates.  As a result of our testing, we determined that the carrying amount of our midwater floater asset group was impaired.  In the year ended December 31, 2020, we recognized a loss of $31 million ($0.05 per diluted share), which had no tax effect, associated with the impairment of our midwater floater asset group.  We estimated the fair value of the rig and related assets in this asset group by applying the market approach using significant other observable inputs, representative of Level 2 fair value measurements, including the marketability of the rig and prices of comparable rigs that may be sold for scrap value.

Impairments of assets held for sale—In the year ended December 31, 2020, we recognized an aggregate loss of $556 million ($0.90 per diluted share), which had no tax effect, associated with the impairment of the ultra-deepwater floater GSF Development Driller II, the harsh environment floaters Polar Pioneer and Songa Dee and the midwater floaters Sedco 711, Sedco 714 and Transocean 712, along with related assets, which we determined were impaired at the time that we classified the assets as held for sale.  We measured the impairment of the drilling units and related assets as the amount by which the carrying amount exceeded the estimated fair value less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including indicative market values for the drilling units and related assets to be sold for scrap value or binding contracts to sell such assets for alternative purposes.  If we commit to plans to sell additional rigs for values below the respective carrying amounts, we will be required to recognize additional losses in future periods associated with the impairment of such assets.

Dispositions—During the year ended December 31, 2021, in connection with our efforts to dispose of non-strategic assets, we completed the sale of the harsh environment floater Leiv Eiriksson and related assets.  During the year ended December 31, 2020, we completed the sale of the ultra-deepwater floater GSF Development Driller II, the harsh environment floaters Polar Pioneer, Songa Dee and Transocean Arctic and the midwater floaters Sedco 711, Sedco 714 and Transocean 712, along with related assets.  In the years ended December 31, 2021 and 2020, we received aggregate net cash proceeds of $4 million and $20 million, respectively, and recognized an aggregate net loss of $57 million ($0.09 per diluted share) and $61 million ($0.10 per diluted share), which had no tax effect, primarily associated with the disposal of these rigs and related assets.  In the years ended December 31, 2022, 2021 and 2020, we received aggregate net cash proceeds of $7 million, $5 million and $4 million, respectively and recognized an aggregate net loss of $10 million, $5 million and $23 million, respectively, associated with the disposal of assets unrelated to rig sales.

Note 7—Leases

Overview—Our operating leases are principally for office space, storage facilities, operating equipment and land.  At December 31, 2022, our operating leases had a weighted-average discount rate of 6.4 percent and a weighted-average remaining lease term of 12.7 years.

Our finance lease for the ultra-deepwater drillship Petrobras 10000 has an implicit interest rate of 7.8 percent and requires scheduled monthly installments through the lease expiration in August 2029, after which we are obligated to acquire the drillship from the lessor for one dollar.  We recognize expense for the amortization of the right-of-use asset in depreciation and amortization.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Lease costs—The components of our lease costs were as follows (in millions):

	Years ended December 31,
Lease costs	2022	2021	2020
Short-term lease costs	$14	$17	$27
Operating lease costs	12	12	13
Finance lease costs, amortization of right-of-use asset	20	20	21
Finance lease costs, interest on lease liability	30	33	36
Total lease costs	$76	$82	$97

Lease payments—Supplemental cash flow information for our leases was as follows (in millions):

	Years ended December 31,
	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$14	$13	$17
Operating cash flows from finance lease	8	37	36
Financing cash flows from finance lease	3	33	35

At December 31, 2022, the aggregate future minimum lease payments were as follows (in millions):

	Operating	Finance
	leases	lease
Years ending December 31,
2023	$13	$65
2024	13	70
2025	12	71
2026	12	70
2027	12	71
Thereafter	98	118
Total future minimum rental payment	160	465
Less amount representing imputed interest	(53)	(102)
Present value of future minimum rental payments	107	363
Current portion, recorded in other current liabilities	7	40
Long-term lease liabilities, recorded in other long-term liabilities	$100	$323

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 8—Debt

Overview

Outstanding debt—The aggregate principal amounts and aggregate carrying amounts, including the contractual interest payments of previously restructured debt, a bifurcated compound exchange feature, and unamortized debt-related balances, such as discounts, premiums and issue costs, were as follows (in millions):

		Principal amount		Carrying amount
		December 31,	December 31,	December 31,	December 31,
		2022	2021	2022	2021
5.52% Senior Secured Notes due May 2022	(a)	$—	$18	$—	$18
3.80% Senior Notes due October 2022	(b)	—	27	—	27
0.50% Exchangeable Senior Bonds due January 2023	(b)	49	140	49	140
5.375% Senior Secured Notes due May 2023	(c)	243	306	242	304
5.875% Senior Secured Notes due January 2024	(c)	352	435	350	430
7.75% Senior Secured Notes due October 2024	(c)	240	300	238	296
6.25% Senior Secured Notes due December 2024	(c)	250	313	248	309
6.125% Senior Secured Notes due August 2025	(c)	336	402	332	397
7.25% Senior Notes due November 2025	(d)	354	411	351	406
4.00% Senior Guaranteed Exchangeable Bonds due December 2025	(e)	294	294	271	264
7.50% Senior Notes due January 2026	(d)	569	569	566	565
2.50% Senior Guaranteed Exchangeable Bonds due January 2027	(e)	238	238	265	271
11.50% Senior Guaranteed Notes due January 2027	(e)	687	687	1,008	1,078
6.875% Senior Secured Notes due February 2027	(c)	482	550	477	544
8.00% Senior Notes due February 2027	(d)	612	612	608	607
7.45% Notes due April 2027	(b)	52	52	52	52
8.00% Debentures due April 2027	(b)	22	22	22	22
4.50% Shipyard Loans due September 2027	(f)	439	—	389	—
7.00% Notes due June 2028	(f)	261	261	264	265
4.625% Senior Guaranteed Exchangeable Bonds due September 2029	(d)	300	—	440	—
7.50% Notes due April 2031	(b)	396	396	394	394
6.80% Senior Notes due March 2038	(b)	610	610	605	605
7.35% Senior Notes due December 2041	(b)	177	177	176	176
Total debt		6,963	6,820	7,347	7,170

Less debt due within one year
5.52% Senior Secured Notes due May 2022	(a)	—	18	—	18
3.80% Senior Notes due October 2022	(b)	—	27	—	27
0.50% Exchangeable Senior Bonds due January 2023	(b)	49	—	49	—
5.375% Senior Secured Notes due May 2023	(c)	243	63	242	62
5.875% Senior Secured Notes due January 2024	(c)	83	83	81	80
7.75% Senior Secured Notes due October 2024	(c)	60	60	59	58
6.25% Senior Secured Notes due December 2024	(c)	62	62	61	61
6.125% Senior Secured Notes due August 2025	(c)	66	66	64	64
2.50% Senior Guaranteed Exchangeable Bonds due January 2027	(e)	—	—	6	6
11.50% Senior Guaranteed Notes due January 2027	(e)	—	—	70	70
6.875% Senior Secured Notes due February 2027	(c)	69	69	67	67
4.50% Shipyard Loans due September 2027	(f)	20	—	20	—
Total debt due within one year		652	448	719	513
Total long-term debt		$6,311	$6,372	$6,628	$6,657

(a)	The subsidiary issuer of the unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc. The senior secured notes were fully and unconditionally guaranteed by the owner of the collateral rig.
(b)	Transocean Inc., a wholly owned direct subsidiary of Transocean Ltd., is the issuer of the notes and debentures (the “Legacy Guaranteed Notes”). The Legacy Guaranteed Notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd.
(c)	Each subsidiary issuer of the respective unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc. The senior secured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd., Transocean Inc. and, in each case, the owner of the respective collateral rig or rigs.
(d)	Transocean Inc. is the issuer of the unregistered notes (collectively, the “Priority Guaranteed Notes”). The guaranteed senior unsecured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd. and certain wholly owned indirect subsidiaries of Transocean Inc. and rank equal in right of payment of all of our existing and future unsecured unsubordinated obligations. Such notes are structurally senior to the Legacy Guaranteed Notes, the 4.50% shipyard loans due September 2027 (each, a “Shipyard Loan”, and together, the “Shipyard Loans”) and the 7.00% notes due June 2028 and are structurally subordinate to the Senior Priority Guaranteed Notes, as defined below, to the extent of the value of the assets of the subsidiaries guaranteeing the notes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

(e)	Transocean Inc. is the issuer of the unregistered notes (together, the “Senior Priority Guaranteed Notes”). The priority guaranteed senior unsecured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd. and certain wholly owned indirect subsidiaries of Transocean Inc. and rank equal in right of payment of all of our existing and future unsecured unsubordinated obligations. Such notes are structurally senior to the Priority Guaranteed Notes to the extent of the value of the assets of the subsidiaries guaranteeing the notes.
(f)	The subsidiary borrowers under the Shipyard Loans and the subsidiary issuer of the registered notes are wholly owned indirect subsidiaries of Transocean Inc. The loans and notes are fully and unconditionally guaranteed by Transocean Inc.

Transocean Ltd. has no independent assets or operations, and its other subsidiaries not owned indirectly through Transocean Inc. are minor.  Transocean Inc. has no independent assets and operations, other than those related to its investments in non-guarantor operating companies and balances primarily pertaining to its cash and cash equivalents and debt.  Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or capital distributions.

Indentures—The indentures that govern our debt generally contain covenants that, among other things, limit our ability to incur certain liens on our drilling units without equally and ratably securing the notes, to engage in certain sale and lease back transactions covering any of our drilling units, to allow our subsidiaries to incur certain additional debt, or to engage in certain merger, consolidation or reorganization transactions or to enter into a scheme of arrangement qualifying as an amalgamation.

The indentures that govern the 0.50% exchangeable senior bonds due January 2023 (the “0.50% Exchangeable Senior Bonds”), the 4.00% senior guaranteed exchangeable bonds due December 2025 (the “4.00% Senior Guaranteed Exchangeable Bonds”), the 2.50% senior guaranteed exchangeable bonds due January 2027 (the “2.50% Senior Guaranteed Exchangeable Bonds”) and the 4.625% senior guaranteed exchangeable bonds due September 2029 (the “4.625% Senior Guaranteed Exchangeable Bonds”) require such bonds to be repurchased upon the occurrence of certain fundamental changes and events, at specified prices depending on the particular fundamental change or event, which include changes and events related to certain (i) change of control events applicable to Transocean Ltd. or Transocean Inc., (ii) the failure of our shares to be listed or quoted on a national securities exchange and (iii) specified tax matters.

The indentures that govern the 5.375% Senior Secured Notes due May 2023 (the “5.375% Senior Secured Notes”), the 5.875% senior secured notes due January 2024 (the “5.875% Senior Secured Notes”), the 7.75% senior secured notes due October 2024 (the “7.75% Senior Secured Notes”), the 6.25% senior secured notes due December 2024 (the “6.25% Senior Secured Notes”), the 6.125% senior secured notes due August 2025 (the “6.125% Senior Secured Notes”) and the 6.875% senior secured notes due February 2027 contain covenants that limit the ability of our subsidiaries that own or operate the collateral rigs to declare or pay dividends to their affiliates.

The indentures that govern our senior secured notes contain certain lien requirements.  At December 31, 2022, we had restricted cash and cash equivalents of $276 million deposited in restricted accounts to satisfy debt service and reserve requirements for the senior secured notes.  At December 31, 2022, the rigs encumbered for the senior secured notes and our Shipyard Loans, including Deepwater Atlas, Deepwater Pontus, Deepwater Poseidon, Deepwater Proteus, Deepwater Thalassa, Transocean Enabler, Transocean Encourage and Transocean Endurance, had an aggregate carrying amount of $5.45 billion.  We will be required to redeem the senior secured notes at a price equal to 100 percent of the aggregate principal amount without a make-whole premium, upon the occurrence of certain events related to the respective collateral rigs and related drilling contracts.

Interest rate adjustments—The interest rates for the 7.35% senior notes due December 2041 (the “7.35% Senior Notes”) are subject to adjustment from time to time upon a change to the credit rating of our non-credit enhanced senior unsecured long-term debt.  At December 31, 2022, the interest rate in effect for the 7.35% Senior Notes was 9.35 percent.

Scheduled maturities—At December 31, 2022, the scheduled maturities of our debt, including the principal installments and other installments, representing the contractual interest payments of previously restructured debt, were as follows (in millions):

	Principal	Other
	installments	installments	Total
Years ending December 31,
2023	$652	$76	$728
2024	875	77	952
2025	1,054	78	1,132
2026	788	78	866
2027	1,850	39	1,889
Thereafter	1,744	—	1,744
Total installments of debt	$6,963	$348	7,311
Total unamortized debt-related balances, net			(259)
Bifurcated compound exchange feature, at estimated fair value			295
Total carrying amount of debt			$7,347

AR – 18

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Credit agreements

Secured Credit Facility—As of December 31, 2022, we have a secured revolving credit facility established under a bank credit agreement (as amended from time to time, the “Secured Credit Facility”), which is scheduled to mature on June 22, 2025.  In July 2022, we amended the bank credit agreement for our Secured Credit Facility to, among other things, (i) extend the maturity date from June 22, 2023 to June 22, 2025, (ii) reduce the borrowing capacity from $1.33 billion to $774 million through June 22, 2023, and thereafter reduce the borrowing capacity to $600 million through June 22, 2025 and (iii) replace our ability to borrow under the Secured Credit Facility at the reserve adjusted London Interbank Offered Rate plus a margin (the “Secured Credit Facility Margin”) with the ability to borrow under the Secured Credit Facility at a forward looking term rate based on the secured overnight financing rate (“Term SOFR”) plus the Secured Credit Facility Margin and a Term SOFR spread adjustment of 0.10 percent.  The Secured Credit Facility is subject to permitted extensions and certain early maturity triggers, including if on any date the aggregate amount of scheduled principal repayments of indebtedness, with certain exceptions, due within 91 days thereof is equal to or in excess of $200 million and available cash is less than $250 million.  The amended secured credit facility also permits us to increase the aggregate amount of commitments by up to $250 million.  The Secured Credit Facility is guaranteed by Transocean Ltd. and certain wholly owned subsidiaries.  The Secured Credit Facility is secured by, among other things, a lien on the ultra-deepwater floaters Deepwater Asgard, Deepwater Corcovado, Deepwater Invictus, Deepwater Mykonos, Deepwater Orion, Deepwater Skyros, Development Driller III, Dhirubhai Deepwater KG2 and Discoverer Inspiration and the harsh environment floaters Transocean Barents and Transocean Spitsbergen, and at December 31, 2022, the aggregate carrying amount of which was $4.87 billion.

The Secured Credit Facility contains covenants that, among other things, include maintenance of a minimum guarantee coverage ratio of 3.0 to 1.0, a minimum collateral coverage ratio of 2.1 to 1.0, a maximum debt to capitalization ratio of 0.60 to 1.00 and minimum liquidity of $500 million.  The Secured Credit Facility also restricts the ability of Transocean Ltd. and certain of our subsidiaries to, among other things, merge, consolidate or otherwise make changes to the corporate structure, incur liens, incur additional indebtedness, enter into transactions with affiliates and pay dividends and other distributions.  In order to utilize the Secured Credit Facility, we must, at the time of the borrowing request, be in full compliance with the terms and conditions of the Secured Credit Facility and make certain representations and warranties, including with respect to compliance with laws and solvency, to the lenders.  Repayment of borrowings under the Secured Credit Facility are subject to acceleration upon the occurrence of an event of default.  Under the agreements governing certain of our debt and finance lease, we are also subject to various covenants, including restrictions on creating liens, engaging in sale/leaseback transactions and engaging in certain merger, consolidation or reorganization transactions.  A default under our public debt indentures, the agreements governing our senior secured notes, our finance lease contract or any other debt owed to unaffiliated entities that exceeds $125 million could trigger a default under the Secured Credit Facility and, if not waived by the lenders, could cause us to lose access to the Secured Credit Facility.  At December 31, 2022, based on the credit rating of the Secured Credit Facility on that date, the Secured Credit Facility Margin was 3.25 percent and the facility fee was 0.75 percent.  At December 31, 2022, we had no borrowings outstanding, $6 million of letters of credit issued, and we had $767 million of available borrowing capacity under the Secured Credit Facility.

Shipyard financing arrangement—At December 31, 2022, we have credit agreements that established the Shipyard Loans to finance all or a portion of the final payments owed to the shipyard upon delivery of the ultra-deepwater floaters Deepwater Atlas and Deepwater Titan.  Borrowings under the Shipyard Loan for Deepwater Atlas are secured by, among other security, a lien on the rig, and borrowings under the Shipyard Loan for Deepwater Titan are unsecured.  We have the right to prepay outstanding borrowings, in full or in part, without penalty.  The Shipyard Loans contain covenants that, among other things, limit the ability of the subsidiary owners of the drilling rigs to incur certain types of additional indebtedness or make certain additional commitments or investments.  In June 2022, we borrowed $349 million under the Shipyard Loan for Deepwater Atlas and made a cash payment of $46 million to satisfy the final milestone payment due upon delivery of the rig.  In December 2022, we borrowed $90 million under the Shipyard Loan for Deepwater Titan and made a cash payment of $325 million to satisfy the final milestone payment due upon delivery of the rig.  We recorded each Shipyard Loan, net of imputed interest, with an initial carrying amount of $300 million and $82 million, respectively, and corresponding non-cash capital additions, recorded in property and equipment.  The carrying amount of each Shipyard Loan at inception represented its estimated fair value using significant other observable inputs, representative of Level 2 fair value measurements, including the terms and credit spreads of our debt, by applying an estimated discount rate of 9.4 percent and 7.6 percent, respectively.

Exchangeable bonds

Exchange terms—At December 31, 2022, the (a) current exchange rates, expressed as the number of Transocean Ltd. shares per $1,000 note, (b) implied exchange prices per Transocean Ltd. share and (c) aggregate shares, expressed in millions, issuable upon exchange of our exchangeable bonds were as follows:

		Implied
	Exchange	exchange	Shares
	rate	price	issuable
0.50% Exchangeable Senior Bonds due January 2023	97.29756	$10.28	4.7
4.00% Senior Guaranteed Exchangeable Bonds due December 2025	190.47620	5.25	56.0
2.50% Senior Guaranteed Exchangeable Bonds due January 2027	162.16260	6.17	38.6
4.625% Senior Guaranteed Exchangeable Bonds due September 2029	290.66180	3.44	87.2

AR – 19

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The exchange rates, identified above, are subject to adjustment upon the occurrence of certain events.  The 0.50% Exchangeable Senior Bonds may be exchanged by holders into Transocean Ltd. shares at any time prior to the close of business on the business day immediately preceding the maturity date.  The 4.00% Senior Guaranteed Exchangeable Bonds may be exchanged by holders at any time prior to the close of business on the second business day immediately preceding the maturity date and, at our election, such exchange may be settled by delivering cash, Transocean Ltd. shares or a combination of cash and shares.  The 2.50% Senior Guaranteed Exchangeable Bonds may be exchanged by holders into Transocean Ltd. shares at any time prior to the close of business on the second business day immediately preceding the maturity date or redemption date.  The 4.625% Senior Guaranteed Exchangeable Bonds may be exchanged by holders at any time prior to the close of business on the second business day immediately preceding the maturity date or redemption date and, at our election, such exchange may be settled by delivering cash, Transocean Ltd. shares or a combination of cash and shares.

Effective interest rates and fair values—At December 31, 2022, the effective interest rates and estimated fair values of our exchangeable bonds were as follows (in millions, except effective interest rates):

	Effective	Fair
	interest rate	value
0.50% Exchangeable Senior Bonds due January 2023	0.5%	$48
4.00% Senior Guaranteed Exchangeable Bonds due December 2025	6.9%	355
2.50% Senior Guaranteed Exchangeable Bonds due January 2027	0.0%	244
4.625% Senior Guaranteed Exchangeable Bonds due September 2029	18.1%	483

The 4.625% Senior Guaranteed Exchangeable Bonds contain a compound exchange feature that, in addition to the exchange terms outlined above, requires us to pay holders a make whole premium of future interest through March 30, 2028, for exchanges exercised during a redemption notice period.  Such compound exchange feature must be bifurcated from the host debt instrument since it is not considered indexed to our stock.  Accordingly, we recognize changes to the estimated fair value of the bifurcated compound exchange feature, recorded as a component of the carrying amount of debt, with a corresponding adjustment to interest expense.  In the year ended December 31, 2022, we recognized an unrealized loss of $157 million as an adjustment to the fair value of the bifurcated compound exchange feature.

We estimated the fair values of the exchangeable debt instruments, including the exchange features, by employing a binomial lattice model using significant other observable inputs, representative of Level 2 fair value measurements, including the terms and credit spreads of our debt and the expected volatility of the market price for our shares.

Related balances—At December 31, 2022 and 2021, the premium associated with the original issuance of the 0.50% Exchangeable Senior Bonds had a carrying amount of $172 million, recorded in equity as a component of additional paid-in capital.

Debt issuance

Senior guaranteed exchangeable bonds—On September 30, 2022, we issued $300 million aggregate principal amount of 4.625% Senior Guaranteed Exchangeable Bonds in connection with exchange and purchase agreements.  Pursuant to the exchange and purchase agreements, we exchanged (the “2022 Private Exchange”) (a) $73 million aggregate principal amount of the 0.50% Exchangeable Senior Bonds for (i) $73 million aggregate principal amount of 4.625% Senior Guaranteed Exchangeable Bonds and (ii) 6.7 million warrants to purchase Transocean Ltd. shares, and (b) $43 million aggregate principal amount of the 7.25% senior notes due November 2025 for $39 million aggregate principal amount of the 4.625% Senior Guaranteed Exchangeable Bonds.  In the year ended December 31, 2022, as a result of the 2022 Private Exchange, we recognized a gain of $6 million ($0.01 per diluted share), with no tax effect, associated with the retirement of debt.  Additionally, we sold $188 million aggregate principal amount of the 4.625% Senior Guaranteed Exchangeable Bonds and issued 15.5 million warrants to purchase Transocean Ltd. shares for aggregate net cash proceeds of $188 million.  On or after March 30, 2026, we may redeem for cash all or a portion of the 4.625% Senior Guaranteed Exchangeable Bonds at a price equivalent to the aggregate principal amount to be redeemed if the closing price of our shares has been greater than 115 percent of the exchange price for a period of at least 20 trading days.  The initial carrying amount of the 4.625% Senior Guaranteed Exchangeable Bonds, measured at the estimated fair value on the date of issuance, was $281 million.  We estimated the fair value of the exchangeable debt instrument, including the exchange feature, by employing a binomial lattice model and by using significant other observable inputs, representative of Level 2 fair value measurements, including the terms and credit spreads of our debt and expected volatility of the market price for our shares.  See Note 13—Equity.

On February 26, 2021, we issued $294 million aggregate principal amount of the 4.00% Senior Guaranteed Exchangeable Bonds and made an aggregate cash payment of $11 million in private exchanges (the “2021 Private Exchange”) for $323 million aggregate principal amount of the 0.50% Exchangeable Senior Bonds.  In the year ended December 31, 2021, as a result of the 2021 Private Exchange, we recognized a gain of $51 million ($0.08 per diluted share), with no tax effect, associated with the retirement of debt.  The initial carrying amount of the 4.00% Senior Guaranteed Exchangeable Bonds, measured at the estimated fair value on the date of issuance, was $260 million.  We estimated the fair value of the exchangeable debt instrument, including the exchange feature, by employing a binomial lattice model using significant other observable inputs, representative of Level 2 fair value measurements, including the terms and credit spreads of our debt and expected volatility of the market price for our shares.

AR – 20

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

On August 14, 2020, we issued $238 million aggregate principal amount of 2.50% Senior Guaranteed Exchangeable Bonds in non-cash private exchanges (the “2020 Private Exchange”) for $397 million aggregate principal amount of the 0.50% Exchangeable Senior Bonds.  In the year ended December 31, 2020, as a result of the 2020 Private Exchange, we recognized a gain of $72 million ($0.12 per diluted share), with no tax effect, associated with the restructuring of debt.  We may redeem all or a portion of the 2.50% Senior Guaranteed Exchangeable Bonds (i) before August 14, 2023, if certain conditions related to the price of our shares have been satisfied, at a price equal to 100 percent of the aggregate principal amount and (ii) on or after August 14, 2023, at specified redemption prices.  We recorded the conversion feature of the 2.50% Senior Guaranteed Exchangeable Bonds, measured at its estimated fair value of $46 million, to additional paid-in capital.  We estimated the fair value by employing a binomial lattice model using significant other observable inputs, representative of Level 2 fair value measurements, including the expected volatility of the market price for our shares.

Related party transactions—In August 2020, Perestroika exchanged $356 million aggregate principal amount of the 0.50% Exchangeable Senior Bonds for $213 million aggregate principal amount of 2.50% Senior Guaranteed Exchangeable Bonds.  Perestroika has certain registration rights related to its shares and shares that may be issued in connection with any exchange of its 2.50% Senior Guaranteed Exchangeable Bonds.  At December 31, 2022 and 2021, Perestroika held $213 million aggregate principal amount of the 2.50% Senior Guaranteed Exchangeable Bonds.

Priority guaranteed senior unsecured notes—On September 11, 2020, we issued $687 million aggregate principal amount of 11.50% senior guaranteed notes due January 2027 (the “11.50% Senior Guaranteed Notes”) in non-cash exchange offers, pursuant to an exchange offer memorandum, dated August 10, 2020, as supplemented, for an aggregate principal amount of $1.5 billion of several series of our existing debt securities that were validly tendered and accepted for purchase (the “2020 Exchange Offers” and, together with the 2020 Private Exchange, the “2020 Exchange Transactions”).  In the year ended December 31, 2020, as a result of the 2020 Exchange Offers, we recognized a gain of $355 million ($0.58 per diluted share), with no tax effect, associated with the restructuring of debt (see “—Debt repayment, redemption, restructuring, and retirement”).  We may redeem all or a portion of the 11.50% Senior Guaranteed Notes prior to July 30, 2023 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.  We may also use the net cash proceeds of certain equity offerings by Transocean Ltd. to redeem, on one or more occasions prior to July 30, 2023, up to a maximum of 40 percent of the original aggregate principal amount of the 11.50% Senior Guaranteed Notes, subject to certain adjustments, at a redemption price equal to 111.50 percent of the aggregate principal amount.

Guaranteed senior unsecured notes—On January 17, 2020, we issued $750 million aggregate principal amount of 8.00% senior notes due February 2027 (the “8.00% Senior Notes”), and we received aggregate cash proceeds of $743 million, net of issue costs.  We may redeem all or a portion of the 8.00% Senior Notes on or prior to February 1, 2023 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

Debt repayment, redemption, restructuring, and retirement

Restructuring and early retirement—During the years ended December 31, 2022, 2021 and 2020, we restructured or retired certain notes as a result of exchange offers, private exchanges, redemption, tender offers and open market repurchases.  We recorded the

AR – 21

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

2020 Exchange Transactions completed in August 2020 and September 2020 under ASC 470-60, Troubled Debt Restructuring by Debtors.  The aggregate principal amounts, cash payments and recognized gain or loss for such transactions were as follows (in millions):

	Year ended December 31, 2022			Year ended December 31, 2021			Year ended December 31, 2020
	Exchange	Redeem	Total	Exchange	Repurchase	Total	Exchange	Redeem	Tender	Repurchase	Total
6.50% Senior Notes due November 2020	$—	$—	$—	$—	$—	$—	$—	$—	$38	$15	$53
6.375% Senior Notes due December 2021	—	—	—	—	—	—	37	—	77	69	183
5.52% Senior Secured Notes due May 2022	—	18	18	—	—	—	—	—	—	—	—
3.80% Senior Notes due October 2022	—	27	27	—	—	—	136	—	10	16	162
0.50% Exchangeable Senior Bonds due January 2023	73	18	91	323	—	323	397	—	—	4	401
5.375% Senior Secured Notes due May 2023	—	—	—	—	11	11	—	—	103	43	146
9.00% Senior Notes due July 2023	—	—	—	—	—	—	—	714	—	—	714
5.875% Senior Secured Notes due January 2024	—	—	—	—	68	68	—	—	—	—	—
7.25% Senior Notes due November 2025	43	14	57	—	—	—	207	—	132	—	339
7.50% Senior Notes due January 2026	—	—	—	—	—	—	181	—	—	—	181
8.00% Senior Notes due February 2027	—	—	—	—	—	—	138	—	—	—	138
7.45% Notes due April 2027	—	—	—	—	—	—	35	—	—	—	35
8.00% Debentures due April 2027	—	—	—	—	—	—	35	—	—	—	35
7.00% Notes due June 2028	—	—	—	—	—	—	39	—	—	—	39
7.50% Notes due April 2031	—	—	—	—	—	—	192	—	—	—	192
6.80% Senior Notes due March 2038	—	—	—	—	—	—	390	—	—	—	390
7.35% Senior Notes due December 2041	—	—	—	—	—	—	123	—	—	—	123
Aggregate principal amount of debt retired	$116	$77	$193	$323	$79	$402	$1,910	$714	$360	$147	$3,131

Aggregate cash payment	$—	$75	$75	$11	$79	$90	$10	$767	$222	$110	$1,109
Aggregate principal amount of debt issued in exchanges	$112	$—	$112	$294	$—	$294	$925	$—	$—	$—	$925
Aggregate fair value of warrants issued in exchanges	$5	$—	$5	$—	$—	$—	$—	$—	$—	$—	$—
Aggregate net gain (loss)	$6	$2	$8	$51	$—	$51	$427	$(65)	$135	$36	$533

Scheduled maturities and installments—On the scheduled maturity date of December 15, 2021, we made a cash payment of $38 million to repay an equivalent aggregate principal amount of the outstanding 6.375% senior notes due December 2021.  On the scheduled maturity date of November 16, 2020, we made a cash payment of $153 million to repay an equivalent aggregate principal amount of the outstanding 6.50% senior notes due November 2020.  In the years ended December 31, 2022, 2021 and 2020, we made an aggregate cash payment of $479 million, $478 million and $375 million, respectively, to repay other indebtedness in scheduled installments.

Subsequent events

Debt issuance—In January 2023, we issued $525 million aggregate principal amount of 8.375% senior secured notes due February 2028 (the “8.375% Senior Secured Notes”), and we received $515 million aggregate cash proceeds, net of issue costs.  The 8.375% Senior Secured Notes are secured by the assets and earnings associated with the ultra-deepwater floater Deepwater Titan and the equity of the wholly owned subsidiary that owns or operates the collateral rig.  Additionally, we are required to maintain certain balances in a restricted cash account to satisfy debt service requirements.  We may redeem all or a portion of the 8.375% Senior Secured Notes on or prior to February 1, 2025 at a price equal to 100 percent of the aggregate principal amount plus a make-whole premium, and subsequently, at specified redemption prices.

In January 2023, we issued $1.175 billion aggregate principal amount of 8.75% senior secured notes due February 2030 (the “8.75% Senior Secured Notes”), and we received $1.157 billion aggregate cash proceeds, net of issue costs.  The 8.75% Senior Secured Notes are fully and unconditionally guaranteed on an unsecured basis by Transocean Ltd. and on a limited senior secured basis by certain of our wholly owned subsidiaries.  The 8.75% Senior Secured Notes are secured by a lien on the ultra-deepwater floaters Deepwater Pontus, Deepwater Proteus and Deepwater Thalassa and the harsh environment floaters Transocean Enabler and Transocean Encourage, together with certain related assets.  Additionally, we are required to maintain certain balances in a restricted cash account to satisfy debt service requirements.

Debt retirement—On the scheduled maturity date of January 30, 2023, we made a cash payment of $49 million to repay an equivalent aggregate principal amount of the outstanding 0.50% Exchangeable Senior Bonds.

In January 2023, we made a cash payment of $121 million to redeem an equivalent aggregate principal amount of the outstanding 5.375% Senior Secured Notes, and the trustee notified holders of our intent to redeem the remaining outstanding $122 million aggregate principal amount of notes for an equivalent aggregate cash payment, expected to be made on February 24, 2023.

In January 2023, in connection with the issuance of the 8.75% Senior Secured Notes, we made an aggregate payment of $1.156 billion, including a make-whole premium, to redeem the remaining outstanding $311 million, $240 million, $250 million, and $336 million aggregate principal amount of the 5.875% Senior Secured Notes, the 7.75% Senior Secured Notes, the 6.25% Senior Secured Notes and the 6.125% Senior Secured Notes, respectively.

AR – 22

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 9—Postemployment Benefit Plans

Defined contribution plans

We sponsor defined contribution plans for our employees in most markets in which we operate worldwide, the most significant of which were as follows: (1) a qualified savings plan covering certain eligible employees working in the U.S., (2) various savings plans covering eligible employees working in Norway, (3) a non-qualified savings plan covering certain eligible employees working outside the U.S., the United Kingdom (“U.K.”) and Norway and (4) a qualified savings plan covering certain eligible employees working in the U.K.  In the years ended December 31, 2022, 2021 and 2020, we recognized expense of $61 million, $52 million and $56 million, respectively, related to our defined contribution plans, recorded in the same financial statement line item as cash compensation paid to the respective employees.

Defined benefit pension and other postemployment benefit plans

Overview—As of December 31, 2022, we had defined benefit plans in the U.S., including three funded and three unfunded defined benefit plans (the “U.S. Plans”), and in the U.K., we had one funded defined benefit plan (the “U.K. Plan”).  During the year ended December 31, 2021, as required by local authorities, we terminated our remaining plans in Norway (together with the U.K. Plan, the “Non-U.S. Plans”).  We also maintain certain unfunded other postemployment benefit plans (collectively, the “OPEB Plans”), under which benefits to eligible participants diminish during a phase-out period ending December 31, 2025.  We maintain the benefit obligations under our plans until they are fully satisfied.

Net periodic benefit costs—We estimated our net periodic benefit costs using the following weighted-average assumptions:

	Year ended December 31, 2022			Year ended December 31, 2021			Year ended December 31, 2020
	U.S.	U.K.	OPEB	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB
	Plans	Plan	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Discount rate	2.92%	1.90%	1.83%	2.60%	1.50%	1.21%	3.27%	2.10%	2.39%
Expected rate of return	4.81%	2.00%	na	5.51%	3.20%	na	5.90%	3.10%	na

“na” means not applicable.

The components of net periodic benefit costs, recognized in other income and expense, were as follows (in millions):

	Year ended December 31, 2022				Year ended December 31, 2021				Year ended December 31, 2020
	U.S.	U.K.	OPEB		U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plan	Plans	Total	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Net periodic benefit costs
Service cost	$—	$—	$—	$—	$—	$—	$—	$—	$—	$1	$—	$1
Interest cost	50	6	—	56	47	6	—	53	55	8	—	63
Expected return on plan assets	(65)	(7)	—	(72)	(66)	(13)	—	(79)	(67)	(14)	—	(81)
Settlements and curtailments	—	—	—	—	—	(2)	—	(2)	1	12	—	13
Actuarial loss, net	5	—	—	5	11	1	—	12	9	1	1	11
Prior service gain, net	—	—	(2)	(2)	—	—	(2)	(2)	—	—	(2)	(2)
Net periodic benefit costs (income)	$(10)	$(1)	$(2)	$(13)	$(8)	$(8)	$(2)	$(18)	$(2)	$8	$(1)	$5

Funded status—We estimated our benefit obligations using the following weighted-average assumptions:

	December 31, 2022			December 31, 2021
	U.S.	U.K.	OPEB	U.S.	U.K.	OPEB
	Plans	Plan	Plans	Plans	Plan	Plans
Discount rate	5.06%	4.80%	4.92%	2.91%	1.90%	1.83%
Expected long-term rate of return	6.41%	5.00%	na	4.82%	2.00%	na

“na” means not applicable.

AR – 23

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The changes in funded status, balance sheet classifications and accumulated benefit obligations were as follows (in millions):

	Year ended December 31, 2022				Year ended December 31, 2021
	U.S.	U.K.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plan	Plans	Total	Plans	Plans	Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,724	$348	$13	$2,085	$1,825	$384	$16	$2,225
Actuarial gains, net	(391)	(119)	(1)	(511)	(72)	(21)	(1)	(94)
Interest cost	50	6	—	56	47	6	—	53
Currency exchange rate changes	—	(37)	—	(37)	—	(2)	—	(2)
Benefits paid	(76)	(10)	(2)	(88)	(76)	(17)	(2)	(95)
Settlements	—	—	—	—	—	(2)	—	(2)
Projected benefit obligation, end of period	1,307	188	10	1,505	1,724	348	13	2,085

Change in plan assets
Fair value of plan assets, beginning of period	1,621	434	—	2,055	1,565	420	—	1,985
Actual return on plan assets	(403)	(147)	—	(550)	131	29	—	160
Currency exchange rate changes	—	(45)	—	(45)	—	(3)	—	(3)
Employer contributions	1	—	2	3	1	7	2	10
Benefits paid	(76)	(10)	(2)	(88)	(76)	(17)	(2)	(95)
Settlements	—	—	—	—	—	(2)	—	(2)
Fair value of plan assets, end of period	1,143	232	—	1,375	1,621	434	—	2,055

Funded status, end of period	$(164)	$44	$(10)	$(130)	$(103)	$86	$(13)	$(30)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$44	$—	$44	$16	$86	$—	$102
Pension liability, current	(1)	—	(3)	(4)	(1)	—	(3)	(4)
Pension liability, non-current	(163)	—	(7)	(170)	(118)	—	(10)	(128)
Accumulated other comprehensive loss (income), before taxes	166	76	(8)	234	95	42	(10)	127

Accumulated benefit obligation, end of period	$1,307	$188	$10	$1,505	$1,724	$348	$13	$2,085

Certain amounts related to plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2022				December 31, 2021
	U.S.	U.K.	OPEB		U.S.	U.K.	OPEB
	Plans	Plan	Plans	Total	Plans	Plan	Plans	Total
Projected benefit obligation	$1,307	$—	$10	$1,317	$140	$—	$13	$153
Fair value of plan assets	1,143	—	—	1,143	20	—	—	20

Certain amounts related to plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2022				December 31, 2021
	U.S.	U.K.	OPEB		U.S.	U.K.	OPEB
	Plans	Plan	Plans	Total	Plans	Plan	Plans	Total
Accumulated benefit obligation	$1,307	$—	$10	$1,317	$140	$—	$13	$153
Fair value of plan assets	1,143	—	—	1,143	20	—	—	20

The amounts in accumulated other comprehensive loss (income) that have not been recognized were as follows (in millions):

	December 31, 2022				December 31, 2021
	U.S.	U.K.	OPEB		U.S.	U.K.	OPEB
	Plans	Plan	Plans	Total	Plans	Plan	Plans	Total
Actuarial loss, net	$166	$74	$(1)	$239	$95	$40	$—	$135
Prior service cost, net	—	2	(7)	(5)	—	2	(10)	(8)
Accumulated other comprehensive loss (income), before taxes	$166	$76	$(8)	$234	$95	$42	$(10)	$127

Plan assets—The weighted-average target and actual allocations of assets for the funded defined benefit plans were as follows:

	December 31, 2022				December 31, 2021
	Target allocation		Actual allocation		Target allocation		Actual allocation
	U.S.	U.K.	U.S.	U.K.	U.S.	U.K.	U.S.	U.K.
	Plans	Plan	Plans	Plan	Plans	Plan	Plans	Plan
Equity securities	38%	20%	38%	24%	38%	19%	38%	19%
Fixed income securities	62%	80%	61%	74%	62%	81%	62%	80%
Other investments	—%	—%	1%	2%	—	—%	—	1%
Total	100%	100%	100%	100%	100%	100%	100%	100%

We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plan, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial

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advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.

The investments for the funded defined benefit plans were categorized as follows (in millions):

	December 31, 2022
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	U.K.		U.S.	U.K.		U.S.	U.K.
	Plans	Plan	Total	Plans	Plan	Total	Plans	Plan	Total
Mutual funds
U.S. equity funds	$301	$—	$301	$—	$—	$—	$301	$—	$301
Non-U.S. equity funds	132	—	132	4	57	61	136	57	193
Bond funds	698	—	698	2	171	173	700	171	871
Total mutual funds	1,131	—	1,131	6	228	234	1,137	228	1,365

Other investments
Cash and money market funds	6	4	10	—	—	—	6	4	10

Total investments	$1,137	$4	$1,141	$6	$228	$234	$1,143	$232	$1,375

	December 31, 2021
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	U.K.		U.S.	U.K.		U.S.	U.K.
	Plans	Plan	Total	Plans	Plan	Total	Plans	Plan	Total
Mutual funds
U.S. equity funds	$421	$—	$421	$—	$—	$—	$421	$—	$421
Non-U.S. equity funds	184	—	184	7	85	92	191	85	276
Bond funds	999	—	999	4	346	350	1,003	346	1,349
Total mutual funds	1,604	—	1,604	11	431	442	1,615	431	2,046

Other investments
Cash and money market funds	6	3	9	—	—	—	6	3	9

Total investments	$1,610	$3	$1,613	$11	$431	$442	$1,621	$434	$2,055

We estimated the fair values of the plan assets by applying the market approach, as categorized above, using either (i) significant observable inputs, representative of Level 1 fair value measurements, including market prices of actively traded funds, or (ii) significant other observable inputs, representative of Level 2 fair value measurements, including market prices of the underlying securities in the collective trust funds.  The U.S. Plans and the U.K. Plan invest in passively and actively managed funds that are referenced to or benchmarked against market indices.  The plan investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities and may hold either long or short positions in such securities.  Since plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Funding contributions and benefit payments—In the years ended December 31, 2022, 2021 and 2020, we made an aggregate contribution of $3 million, $10 million and $14 million, respectively, to the defined benefit pension plans and the OPEB Plans using our cash flows from operations.  In the year ending December 31, 2023, we expect to make an aggregate contribution of $4 million, including $1 million and $3 million to the defined benefit pension plans and the OPEB Plans, respectively.

The projected benefits payments were as follows (in millions):

	U.S.	U.K.	OPEB
	Plans	Plan	Plans	Total
Years ending December 31,
2023	$83	$6	$3	$92
2024	84	6	3	93
2025	84	6	3	93
2026	85	7	—	92
2027	85	8	—	93
2028 - 2032	428	50	1	479

Note 10—Income Taxes

Overview—Transocean Ltd., a holding company and Swiss resident, is subject to Swiss federal, cantonal and communal income tax.  For Swiss income taxes, however, qualifying net dividend income and net capital gains on the sale of qualifying investments in

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TRANSOCEAN LTD. AND SUBSIDIARIES

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subsidiaries are exempt from taxation.  Consequently, there is not a direct relationship between our Swiss earnings before income taxes and our Swiss income tax expense.

Tax provision and rate—In the years ended December 31, 2022, 2021 and 2020, our effective tax rate was (10.4) percent, (25.7) percent and (5.1) percent, respectively, based on loss before income tax expense.  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.

The components of our income tax provision (benefit) were as follows (in millions):

	Years ended December 31,
	2022	2021	2020
Current tax expense (benefit)	$13	$(7)	$(33)
Deferred tax expense	46	128	60
Income tax expense	$59	$121	$27

A reconciliation of the income tax benefit computed at the Swiss holding company federal statutory rate of 7.83% and our reported consolidated income tax expense was as follows (in millions):

	Years ended December 31,
	2022	2021	2020
Income tax benefit at Swiss federal statutory rate	$(44)	$(36)	$(42)
Earnings subject to rates different than the Swiss federal statutory rate	52	78	82
Swiss Federal Act on Tax Reform and AHV Financing	96	(1,095)	—
Changes in valuation allowance	79	1,167	(31)
Audit settlement	12	—	—
Withholding taxes	12	10	6
Deemed profits taxes	10	17	19
Changes in unrecognized tax benefits, net	2	(43)	(15)
Changes due to organizational restructuring	(162)	16	—
Losses on impairment	—	5	52
Base erosion and anti-abuse tax	—	—	5
U.S. Coronavirus Aid, Relief, and Economic Security Act	—	—	(28)
Other, net	2	2	(21)
Income tax expense	$59	$121	$27

In January 2020, Switzerland made effective the Federal Act on Tax Reform and AHV Financing (“TRAF”).  In March 2020, we entered into discussions with the Swiss tax authorities regarding the manner by which the TRAF applies to certain Swiss subsidiaries, which allows us to access historic depreciation and costs related to financing assets not previously deducted on Swiss tax returns, which can be apportioned to offset taxable income based on the remaining useful lives of the rigs and financing assets.  In the three months ended December 31, 2021, we reached an agreement with the Swiss Tax authorities regarding the TRAF treatment.  At December 31, 2022 and 2021, we had a deferred tax liability of $226 million and $238 million, respectively, and a deferred tax asset of $1.23 billion and $1.33 billion, respectively, offset with a valuation allowance of $1.10 billion and $1.17 billion, respectively.

The Coronavirus Aid, Relief, and Economic Security Act, enacted in March 2020, made certain changes to U.S. tax law, including, among others, extending up to five years the carryback period for net operating losses generated between December 31, 2017 and January 1, 2021.  In the year ended December 31, 2020, we recognized an income tax benefit of $28 million related to the carryback of our net operating losses under this provision.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2022	2021
Deferred tax assets
Swiss historic depreciation and financing asset costs	$1,226	$1,333
Net operating loss carryforwards	1,115	915
Interest expense limitation	77	67
United Kingdom charter limitation	53	53
Accrued expenses	36	23
Tax credits	11	19
Deferred income	7	7
Accrued payroll costs not currently deductible	18	2
Loss contingencies	4	2
Other	43	31
Valuation allowance	(1,910)	(1,820)
Total deferred tax assets	680	632

Deferred tax liabilities
Depreciation	(1,150)	(1,052)
Contract intangible amortization	—	(11)
Other	(10)	(9)
Total deferred tax liabilities	(1,160)	(1,072)

Deferred tax assets (liabilities), net	$(480)	$(440)

As of December 31, 2022, we include taxes related to the earnings of all of our subsidiaries since we no longer consider the earnings of any of our subsidiaries to be indefinitely reinvested.

At December 31, 2022 and 2021, our deferred tax assets included U.S. foreign tax credits of $11 million and $19 million, respectively, which will expire between 2024 and 2026.  Deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2022, our net deferred tax assets related to our net operating loss carryforwards included $682 million, which do not expire, and $433 million, which will expire between 2023 and 2038.

As of December 31, 2022, our consolidated cumulative loss incurred over the recent three-year period represented significant objective negative evidence for the evaluation of the realizability of our deferred tax assets.  Because such evidence has limited our ability to consider other subjective evidence, we evaluate each jurisdiction separately.  We consider objective evidence, such as contract backlog activity, in jurisdictions in which we have profitable contracts, and the ability to carryback losses or utilize losses against potential exposures.  If estimated future taxable income changes during the carryforward periods or if the cumulative loss is no longer present, we may adjust the amount of deferred tax assets that we expect to realize.  At December 31, 2022 and 2021, due to uncertainty of realization, we had a valuation allowance of $1.91 billion and $1.82 billion, respectively, on net operating losses and other deferred tax assets due to the uncertainty of realization.

Unrecognized tax benefits—The changes to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2022	2021	2020
Balance, beginning of period	$402	$378	$335
Additions for current year tax positions	28	28	90
Additions for prior year tax positions	62	46	11
Reductions related to statute of limitation expirations and changes in law	(13)	(19)	(7)
Reductions due to settlements	(5)	(31)	—
Reductions for prior year tax positions	(30)	—	(51)
Balance, end of period	$444	$402	$378

Our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2022	2021
Unrecognized tax benefits, excluding interest and penalties	$444	$402
Interest and penalties	27	33
Unrecognized tax benefits, including interest and penalties	$471	$435

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

In the years ended December 31, 2022, 2021 and 2020, we recognized, as a component of our income tax provision, expense of $6 million, expense of $8 million and benefit of $7 million, respectively, related to interest and penalties associated with our unrecognized tax benefits.  As of December 31, 2022, we have unrecognized benefits of $471 million, including interest and penalties, against which we have recorded net operating loss deferred tax assets of $383 million, resulting in net unrecognized tax benefits of $88 million, including interest and penalties, that upon reversal would favorably impact our effective tax rate.  During the year ending December 31, 2023, it is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease, primarily due to the progression of open audits and the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax positions and returns—We conduct operations through our various subsidiaries in countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions and tax attributes that are subject to changes resulting from new legislation, interpretation or guidance.  From time to time, as a result of these changes, we may revise previously evaluated tax positions, which could cause us to adjust our recorded tax assets and liabilities.  Tax authorities in certain jurisdictions are examining our tax returns and, in some cases, have issued assessments.  We intend to defend our tax positions vigorously.  Although we can provide no assurance as to the outcome of the aforementioned changes, examinations or assessments, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations; however, it could have a material adverse effect on our consolidated statement of cash flows.

Brazil tax investigations—In December 2005, the Brazilian tax authorities began issuing tax assessments with respect to our tax returns for the years 2000 through 2004.  In May 2014, the Brazilian tax authorities issued an additional tax assessment for the years 2009 and 2010.  We filed protests with the Brazilian tax authorities for the assessments and are engaged in the appeals process, and a portion of two cases were favorably closed.  As of December 31, 2022, the remaining aggregate tax assessment, including interest and penalties, was for corporate income tax of BRL 668 million, equivalent to approximately $126 million, and indirect tax of BRL 72 million, equivalent to $14 million.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  An unfavorable outcome on these proposed assessments could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 11—Loss Per Share

The computation of basic and diluted loss per share was as follows (in millions, except per share data):

	Years ended December 31,
	2022	2021	2020
Numerator for loss per share, basic and diluted
Net loss attributable to controlling interest	$(621)	$(592)	$(567)

Denominator for loss per share, basic and diluted
Weighted-average shares for per share calculation	699	637	615

Loss per share, basic and diluted	$(0.89)	$(0.93)	$(0.92)

We excluded from the computations certain shares issuable as follows because the effect would have been antidilutive (in millions):

	Years ended December 31,
	2022	2021	2020
Exchangeable bonds	128.1	104.4	84.0
Share-based awards	15.5	12.6	10.8

Note 12—Commitments and Contingencies

Purchase and service agreement obligations

We have purchase obligations with shipyards and other contractors primarily related to our newbuild construction programs.  We also have long-term service agreements with original equipment manufacturers to provide services and parts, primarily related to our pressure control systems and drilling systems.  The future payments required under our service agreements were estimated based on our projected

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

operating activity and may vary subject to actual operating activity.  At December 31, 2022, the aggregate future payments required under our purchase obligations and our service agreement obligations were as follows (in millions):

		Service
	Purchase	agreement
	obligations	obligations
Years ending December 31,
2023	$36	$124
2024	2	138
2025	—	143
2026	—	147
2027	—	119
Thereafter	—	165
Total	$38	$836

Letters of credit and surety bonds

At December 31, 2022 and 2021, we had outstanding letters of credit totaling $8 million and $18 million, respectively, issued under various committed and uncommitted credit lines provided by banks to guarantee various contract bidding, performance activities and customs obligations.  At December 31, 2022 and 2021, we also had outstanding surety bonds totaling $161 million and $146 million, respectively, to secure customs obligations related to the importation of our rigs and certain performance and other obligations.  At December 31, 2022 and 2021, the aggregate cash collateral held by institutions to secure our letters of credit and surety bonds was $7 million and $8 million, respectively.

Legal proceedings

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in complaints filed in the Circuit Courts of the State of Mississippi, and in 2014, a group of similar complaints were filed in Louisiana.  The plaintiffs, former employees of some of the defendants, generally allege that the defendants used or manufactured asbestos containing drilling mud additives for use in connection with drilling operations, claiming negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages, but the court appointed special master has ruled that a Jones Act employer defendant, such as us, cannot be sued for punitive damages.  One of our subsidiaries was named in additional complaints filed in Illinois and Missouri, where the plaintiffs similarly allege that the defendants manufactured asbestos containing products or used asbestos-containing drilling mud additives in connection with land-based drilling operations.  At December 31, 2022, seven plaintiffs have claims pending in Louisiana and 12 plaintiffs in the aggregate have claims pending in either Illinois or Missouri, in which we have or may have an interest.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we can provide no assurance as to whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries was named as a defendant, along with numerous other companies, in lawsuits arising out of the subsidiary’s manufacture and sale of heat exchangers, and involvement in the construction and refurbishment of major industrial complexes alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2022, the subsidiary was a defendant in approximately 238 lawsuits with a corresponding number of plaintiffs.  For many of these lawsuits, we have not been provided sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The operating assets of the subsidiary were sold in 1989.  In December 2021, the subsidiary and certain insurers agreed to a settlement of outstanding disputes that provide the subsidiary with cash.  An earlier settlement, achieved in September 2018, provided the subsidiary with cash and an annuity that begins making payments in 2024.  Together with a coverage-in-place agreement with certain insurers and additional coverage issued by other insurers, we believe the subsidiary has sufficient resources to respond to both the current lawsuits as well as future lawsuits of a similar nature.  While we cannot predict or provide assurance as to the outcome of these matters, we do not expect the ultimate liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various regulatory matters and a number of claims and lawsuits, asserted and unasserted, all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending, threatened, or possible litigation or liability.  We can provide no assurance that our beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

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Environmental matters

We have certain potential liabilities under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and similar state acts regulating cleanup of hazardous substances at various waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  It is difficult to quantify the potential cost of environmental matters and remediation obligations.  Liability is strict and can be joint and several.

One of our subsidiaries was named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs agreed, under a participation agreement with the U.S. Environmental Protection Agency (the “EPA”) and the U.S. Department of Justice, to settle our potential liabilities by remediating the site.  The remedial action for the site was completed in 2006.  Our share of the ongoing operating and maintenance costs has been insignificant, and we do not expect any additional potential liabilities to be material.  Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  Nevertheless, based on available information with respect to all environmental matters, including all related pending legal proceedings, asserted legal claims and known potential legal claims that are likely to be asserted, we do not expect the ultimate liability, if any, resulting from such matters, to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 13—Equity

Share issuance—We maintain an at-the-market equity offering program (the “ATM Program”).  We intend to use the net proceeds from our ongoing ATM Program for general corporate purposes, which may include, among other things, the repayment or refinancing of indebtedness and the funding of working capital, capital expenditures, investments and additional balance sheet liquidity.  In June 2021, we entered into an equity distribution agreement with a sales agent for the offer and sale of our shares, with a maximum aggregate net offering price of up to $400 million, under the ATM Program.  In August 2022, we entered into an equity distribution agreement with a sales agent for the offer and sale of our shares, with a maximum aggregate net offering price of up to $435 million, under the ATM Program.  In the years ended December 31, 2022 and 2021, we received aggregate cash proceeds of $263 million and $158 million, respectively, net of issue costs, for the aggregate sale of 61.0 million shares and 36.1 million shares, respectively, under the ATM Program.

Warrants—On September 30, 2022, in connection with the issuance and sale of the 4.625% Senior Guaranteed Exchangeable Bonds in the 2022 Private Exchange, we issued 22.2 million warrants to purchase Transocean Ltd. shares.  The warrants may be exercised by holders at any time prior to the close of business on March 13, 2026 at an exercise price equal to $3.71 per share, subject to certain anti-dilutive adjustments, and at our election, such exercise may be settled by delivering cash, Transocean Ltd. shares or a combination of cash and shares.  If at any time prior to expiration, the closing price of Transocean Ltd. shares equals or exceeds $10.00 per share, subject to adjustment upon the occurrence of certain events, for a period of five consecutive trading days, we will have the right to effect an exercise of all, but not less than all, of the warrants upon notice to holders.  The initial carrying amount of the warrants, recorded in additional paid-in capital and measured at the estimated fair value on the date of issuance, was $16 million, net of issue costs.  We estimated the fair value of the warrants by employing a binomial lattice model and by using significant other observable inputs, representative of Level 2 fair value measurements, including the expected volatility of the market price for our shares.

Shares held by subsidiaries—One of our subsidiaries holds our shares for future use to deliver shares in connection with sales under the ATM Program and in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2022 and 2021, our subsidiary held 75.4 million and 72.7 million shares, respectively.

Note 14—Share-Based Compensation

Overview

We have a long-term incentive plan (the “Long-Term Incentive Plan”) for executives, key employees and non-employee directors under which awards can be granted in the form of restricted share units, restricted shares, stock options, stock appreciation rights and cash performance awards.  Awards may be granted as service awards that are earned over a defined service period or as performance awards that are earned based on the achievement of certain market factors or performance targets or a combination of market factors and performance targets.  The compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long-Term Incentive Plan.  At December 31, 2022, we had 85.7 million shares authorized and 13.6 million shares available to be granted under the Long-Term Incentive Plan.  At December 31, 2022, the total unrecognized compensation cost related to our unvested share-based awards was $38 million, which we expect to recognize over a weighted-average period of 1.7 years.

Service awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Service-based stock options, once fully vested, are typically exercisable during a seven-year period.  Performance awards typically vest in one aggregate installment following the ultimate determination date.  Performance awards are typically subject to a three-year measurement period during which the number of shares to be issued remains uncertain until the end of the performance period, at which time the awarded number of shares to be issued is determined.

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Service awards

Restricted share units—A restricted share unit is a notional unit that is equal to one share but has no voting rights until the underlying share is issued.  The following table summarizes unvested activity during the year ended December 31, 2022 for service-based units granted under our incentive plan:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2022	10,662,865	$3.13
Granted	6,768,943	3.60
Vested	(5,075,374)	3.47
Forfeited	(308,934)	3.29
Unvested at December 31, 2022	12,047,500	$3.25

In the year ended December 31, 2022, the service-based units that vested had an aggregate grant-date fair value of $18 million.  During the years ended December 31, 2021 and 2020, we granted 6,148,361 and 7,093,421 service-based units, respectively, with a per unit weighted-average grant-date fair value of $3.56 and $1.41, respectively.  During the years ended December 31, 2021 and 2020, we had 4,368,749 and 2,817,155 service-based units, respectively, that vested with an aggregate grant-date fair value of $16 million and $24 million, respectively.

Stock options—The following table summarizes activity during the year ended December 31, 2022 for vested and unvested service-based stock options outstanding under our incentive plan:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2022	4,263,274	$11.45	5.70	$—
Forfeited	(25,155)	50.79
Expired	(62,599)	50.79
Outstanding at December 31, 2022	4,175,520	$10.63	4.82	$—

Vested and exercisable at December 31, 2022	4,175,520	$10.63	4.82	$—

In the years ended December 31, 2022, 2021 and 2020, the stock options that vested had an aggregate grant-date fair value of $4 million, $9 million and $12 million, respectively.  At December 31, 2021, there were outstanding unvested stock options to purchase 482,688 shares.

Performance awards

Restricted share units—We grant performance awards in the form of restricted share units that can be earned depending on the achievement of market factors and performance targets.  The number of shares ultimately earned per unit is quantified upon completion of the specified period at the ultimate determination date.  The following table summarizes unvested activity during the year ended December 31, 2022 for performance-based units under our incentive plan:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2022	5,389,390	$2.59
Granted	3,519,857	3.91
Vested	(2,363,878)	1.80
Unvested at December 31, 2022	6,545,369	$3.81

In the years ended December 31, 2022, the performance-based units that vested had an aggregate grant-date fair value of $5 million, $11 million and $11 million, respectively.  During the years ended December 31, 2021 and 2020, we granted 3,025,512 and 2,530,460 performance-based units, respectively, with a per unit weighted-average grant-date fair value of $3.70 and $1.80, respectively.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 15—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2022	2021
Other current liabilities
Accrued employee benefits and payroll-related liabilities	$156	$178
Accrued interest	113	121
Accrued taxes, other than income	41	52
Finance lease liability	40	40
Operating lease liabilities	7	8
Deferred revenues	124	83
Contingent liabilities	58	60
Other	—	3
Total other current liabilities	$539	$545

Other long-term liabilities were comprised of the following (in millions):

	December 31,
	2022	2021
Other long-term liabilities
Postemployment benefit plan obligations	$170	$128
Finance lease liability	323	366
Operating lease liabilities	100	109
Income taxes payable	129	157
Deferred revenues	204	265
Other	39	43
Total other long-term liabilities	$965	$1,068

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 16—Supplemental Cash Flow Information

Additional cash flow information was as follows (in millions):

		Years ended December 31,
		2022	2021	2020
Certain cash operating activities
Cash payments for interest		$355	$429	$593
Cash payments for income taxes		66	57	70

Non-cash investing and financing activities
Capital additions, accrued at end of period	(a)	$31	$28	$15
Capital additions financed under Shipyard Loans	(b)	382	—	—
Issuance of debt in exchange transactions	(c)	112	294	925
Issuance of warrants in exchange transactions	(d)	5	—	—
Settlement of finance lease payments	(e)	41	—	—
Equity component of exchangeable debt	(f)	—	—	46

(a)	Additions to property and equipment for which we had accrued a corresponding liability in accounts payable at the end of the period. See Note 6—Long-Lived Assets.
(b)	In the year ended December 31, 2022, we borrowed an aggregate principal amount of $439 million under the Shipyard Loans to satisfy a portion of the final milestone payments due upon delivery of Deepwater Atlas and Deepwater Titan and recorded the initial carrying amount, net of imputed interest, with a corresponding entry to construction in progress. See Note 6—Long-Lived Assets and Note 8—Debt.
(c)	In the year ended December 31, 2022, in connection with the 2022 Private Exchange, we issued $112 million aggregate principal amount of the 4.625% Senior Guaranteed Exchangeable Bonds. In the year ended December 31, 2021, in connection with the 2021 Private Exchange, we issued $294 million aggregate principal amount of the 4.00% Senior Guaranteed Exchangeable Bonds. In the year ended December 31, 2020, in connection with the 2020 Private Exchange, we issued $687 million and $238 million aggregate principal amount of the 11.50% Senior Guaranteed Notes and the 2.50% Senior Guaranteed Exchangeable Bonds, respectively. See Note 8—Debt.
(d)	In the year ended December 31, 2022, in connection with the 2022 Private Exchange, we issued 6.7 million warrants to purchase Transocean Ltd. shares with an estimated fair value of $5 million. See Note 8—Debt and Note 13—Equity.
(e)	In the year ended December 31, 2022, we agreed to settle installments due to the lessor under our finance lease by issuing corresponding credits to our customer for amounts due to us under the drilling contract. See Note 7—Leases.
(f)	In connection with the issuance of the 2.50% Senior Guaranteed Exchangeable Bonds in the 2020 Private Exchange, we recorded the conversion feature, measured at its estimated fair value, to additional paid-in capital. See Note 8—Debt.

The reconciling adjustments of our net cash provided by operating activities that were attributable to the net change in other operating assets and liabilities were as follows (in millions):

	Years ended December 31,
	2022	2021	2020
Changes in other operating assets and liabilities
(Increase) decrease in accounts receivable	$(15)	$137	$67
Increase in other assets	(12)	(13)	(113)
Increase (decrease) in accounts payable and other current liabilities	8	(52)	(254)
Increase (decrease) in other long-term liabilities	(2)	(3)	2
Change in income taxes receivable / payable, net	(42)	(17)	(69)
Change in receivables from / payables to affiliates, net	(12)	(15)	14
	$(75)	$37	$(353)

Note 17—Financial Instruments

Overview—The carrying amounts and fair values of our financial instruments were as follows (in millions):

	December 31, 2022		December 31, 2021
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Cash and cash equivalents	$683	$683	$976	$976
Restricted cash and cash equivalents	308	308	436	436
Long-term loans receivable from unconsolidated affiliates	41	43	36	33
Total debt	7,347	6,412	7,170	5,661

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Cash and cash equivalents—Our cash and cash equivalents are primarily invested in demand deposits, short-term time deposits and money market funds.  The carrying amount of our cash and cash equivalents represents the historical cost, plus accrued interest, which approximates fair value because of the short maturities of the instruments.

Restricted cash and cash equivalents—Our restricted cash and cash equivalents, which are subject to restrictions due to collateral requirements, legislation, regulation or court order, are primarily invested in demand deposits and money market funds.  The carrying amount of our restricted cash and cash equivalents represents the historical cost, plus accrued interest, which approximates fair value because of the short maturities of the instruments.

Long-term loans receivable from unconsolidated affiliates—The carrying amount of our long-term loans receivable from unconsolidated affiliates, recorded in other assets, represents the principal amount of the cash investment.  We estimated the fair value of our long-term loans receivable from unconsolidated affiliates using significant unobservable inputs, representative of Level 3 fair value measurements, including the terms and credit spreads for the instruments.

Total debt—The carrying amount of our total debt represents the principal amount, contractual interest payments of previously restructured debt and unamortized discounts, premiums and issue costs.  The carrying amount and fair value of our total debt includes amounts related to certain exchangeable debt instruments (see Note 8—Debt).  We estimated the fair value of our total debt using significant other observable inputs, representative of Level 2 fair value measurements, including the terms and credit spreads for the instruments and, with respect to the exchangeable debt instruments, the expected volatility of the market price for our shares.

Note 18—Risk Concentration

Interest rate risk—We are exposed to the interest rate risk related to our fixed-rate debt when we refinance maturing debt with new debt or when we early retire debt in open market repurchases, exchanges or other market transactions.  We are also exposed to interest rate risk related to our restricted and unrestricted cash equivalents, as the interest income earned on these investments is based on variable or short-term interest rates, which change with market interest rates.

Currency exchange rate risk—We are exposed to currency exchange rate risk primarily related to contract drilling revenues, employee compensation costs and purchasing costs that are denominated in currencies other than our functional currency, the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms and occasional use of forward exchange contracts.  Our primary tool to manage currency exchange rate risk involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, national content requirements, other statutory requirements, local currency convertibility, local inflation and revenue efficiency, actual local currency needs may vary from those realized in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.

Credit risk—We are exposed to concentrations of credit risk primarily related to our restricted and unrestricted cash and cash equivalents and customer receivables, both current and long-term.  We generally maintain our restricted and unrestricted cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high-quality money market instruments, and because we limit the amount of exposure to any one institution, we do not believe we are exposed to any significant credit risk.  Our customer receivables, which are dispersed in various countries, are due from integrated energy companies, government-owned or government-controlled energy companies and other independent energy companies.  For such receivables, we establish an allowance for credit losses by applying an expected loss rate based on current and forecasted future and historical experience.  Although we have encountered only isolated credit concerns related to independent energy companies, we occasionally require collateral or other security to support customer receivables.  In certain infrequent instances, when we determine that collection is not reasonably assured, we may offer extended payment terms and recognize revenues associated with the contract on a cash basis.

Labor agreements—At December 31, 2022, we had a global workforce of approximately 5,340 individuals, including approximately 300 contractors.  Approximately 43 percent of our total workforce, working primarily in Norway, Brazil and the U.K., are represented by, and some of our contracted labor work is subject to, collective bargaining agreements, substantially all of which are subject to annual salary negotiation.  Negotiations over annual salary or other labor matters could result in higher personnel or other costs or increased operational restrictions or disruptions.  The outcome of any such negotiation generally affects the market for all offshore employees, not only union members.  A failure to reach an agreement on certain key issues could result in strikes, lockouts or other work stoppages.

AR – 34